UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 19, 2021

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on May 19, 2021. The Annual Meeting will be a completely virtual meeting. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/LUV2021 and by entering the 16-digit control number included on the proxy card you received or in the instructions that accompanied your proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Central Daylight Time, with online login beginning at 9:50 a.m. Central Daylight Time, via a live webcast on the Internet.

The Annual Meeting is being held for the following purposes:

(1)	to elect eleven Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2021;

(4)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 23, 2021, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. As described in your electronic proxy materials notice or on the enclosed proxy or voting instruction card, please vote by: (1) accessing the Internet website; (2) calling the toll-free number; or (3) signing, dating, and mailing the enclosed proxy or voting instruction card. We encourage you to vote via the Internet, as this is the most cost-effective method. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with proxy materials and annual reports. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

By Order of the Board of Directors,

Marilyn R. Post

Corporate Secretary

April 9, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2021

Southwest’s Proxy Statement for the 2021 Annual Meeting of Shareholders and Annual Report to

Shareholders for the fiscal year ended December 31, 2020 are available at

www.southwestairlinesinvestorrelations.com/financials

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 19, 2021

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held virtually on May 19, 2021, at approximately 10:00 a.m., Central Daylight Time, at www.virtualshareholdermeeting.com/LUV2021 or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 9, 2021.

About the Annual Meeting

Participation. The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Annual Meeting will be held on May 19, 2021, at approximately 10:00 a.m., Central Daylight Time. To participate in the meeting, visit www.virtualshareholdermeeting.com/LUV2021 and enter your 16-digit control number included on the proxy card you received or in the instructions that accompanied your proxy materials. Online login will begin at 9:50 a.m. Central Daylight Time. Please allow time for online login procedures.

Questions. Shareholders may submit questions during the Annual Meeting through the virtual meeting website. Questions will be addressed as time permits and may be grouped, summarized, and answered together if related. If a question posed is not addressed during the Annual Meeting, or if a Shareholder has a question or remark not related to an agenda item, such matters may be raised after the Annual Meeting by contacting our Investor Relations Department at 214-792-4415. Additional rules and procedures relating to the submission of questions and how questions will be addressed can be found in the Rules of Conduct for the Annual Meeting (“Rules of Conduct”). The Rules of Conduct will be posted and available for review upon login at www.virtualshareholdermeeting.com/LUV2021.

Technical Support. If you encounter any difficulties accessing the virtual Annual Meeting during login or in the course of the meeting, please contact the phone number found on the login page at www.virtualshareholdermeeting.com/LUV2021.

References in the Proxy Materials to the “Annual Meeting” also refer to any adjournments, postponements, or changes in location of the Annual Meeting, to the extent applicable.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder will be entitled to one vote for each share with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote (i) through the Internet before or at the Annual Meeting, using the instructions on the proxy card and those posted at www.virtualshareholdermeeting.com/LUV2021; (ii) by telephone from the United States, using the number on the proxy card; or (iii) by completing and returning the enclosed proxy card. To help us keep our costs low in these extraordinary times, please vote through the Internet, if possible. Shares represented by proxy will be voted during the meeting and may be revoked at any time prior to the time at which voting closes during the meeting by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting online at the virtual meeting. Please note that attending the meeting without casting a vote will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker through the Internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card the broker provides to you. To help us keep our costs low in these extraordinary times, please vote through the Internet, if possible. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 3 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting at www.virtualshareholdermeeting.com/LUV2021 by entering the 16-digit control number provided by your broker (or bank or other nominee) and vote your shares online during the meeting.

In accordance with the Texas Business Organizations Code, a list of our Shareholders of record will be available and may be inspected for a period of at least 10 days prior to the Annual Meeting. If you want to inspect the Shareholder list, call our Investor Relations Department at (214) 792-4415 to schedule an appointment or request access. The list of Shareholders of record will also be available for review online during the virtual Annual Meeting.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, online or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders at the close of business on March 23, 2021, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 591,293,924 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, 4, or 5, which will be referred to as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, eleven Directors are nominated to be elected for terms expiring at the 2022 Annual Meeting of Shareholders or until their earlier death, retirement, resignation, or removal for cause in accordance with the provisions of the Company’s bylaws. Gary C. Kelly, Tammy Romo, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	74
J. Veronica Biggins	2011	74
Douglas H. Brooks	2010	68
William H. Cunningham	2000	77
John G. Denison	2008	76
Thomas W. Gilligan	2015	66
Gary C. Kelly	2004	65
Grace D. Lieblein	2016	60
Nancy B. Loeffler	2003	74
John T. Montford	2002	77
Ron Ricks	2015	71

*    As of February 28, 2021.

David W. Biegler	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC

David W. Biegler served as acting Chairman, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) from March 2018 to September 2018, after previously serving as Southcross GP’s Chairman from August 2011 to January 2017, as its Chief Executive Officer from August 2011 to December 2014, and as its President from October 2012 to March 2014. Southcross GP acted as the general partner of Southcross Energy Partners, L.P., a limited partnership that owned, operated, developed, and acquired midstream energy assets. Mr. Biegler served as Chairman of Southcross Holdings LP, the sole owner of Southcross GP, from August 2014 to January 2016, and served as its Chief Executive Officer from August 2014 to December 2014. From July 2009 to August 2014, Mr. Biegler served as Chairman and Chief Executive Officer of Southcross Energy LLC, formerly the sole owner of Southcross GP. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 2011 to April 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following entities (or of the general partner of the entity) that are or were publicly traded other than Southwest: Trinity Industries, Inc. (1992-2018); Southcross Energy Partners, L.P. (since 2011); and Arcosa, Inc., a spin-off of Trinity Industries, Inc. (since 2018). Mr. Biegler served as a Director of Dynegy Inc. from 2003 to 2011. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings LP, while he was serving as a director, filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016. Southcross Energy Partners, L.P. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in April 2019.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins	Independent	Principal Occupation: Managing Partner, Atlanta office of Diversified Search LLC

J. Veronica Biggins is a Managing Director in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of one publicly traded company other than Southwest: Avnet, Inc. (1997-2018). Ms. Biggins also serves on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, as well as knowledge of the airline industry, through her experience as a Director of AirTran Holdings, Inc., the former parent company of AirTran Airways, Inc., which was acquired by the Company in 2011; (ii) Ms. Biggins’ experience as Managing Partner of an executive and board search firm is beneficial to the Board and the Compensation Committee because of her perspectives on compensation and human capital matters; (iii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly traded companies; and (iv) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus on these areas.

Douglas H. Brooks	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Brinker International, Inc.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker, including as its Chief Operating Officer and as President of Chili’s Grill & Bar. In March 2018, Mr. Brooks was appointed to the University of Houston System Board of Regents. During the past five years, Mr. Brooks has served as a Director of the following companies that are or were publicly traded other than Southwest: AutoZone, Inc. (since 2013) and ClubCorp Holdings, Inc. (2013-2017). Mr. Brooks also is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital and serves on the Board of Directors of Limbs for Life.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience as Chief Executive Officer and President of a multi-national company is relevant to the Board and the Company in connection with the Company’s international operations.

William H. Cunningham, Ph.D.	Independent	Principal Occupation: Professor at The University of Texas at Austin

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since 2006). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Lead Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and has taught corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable governance expertise to the Board, particularly in his roles as Lead Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison	Independent	Principal Occupation: Former Chairman of the Board of Global Aero Logistics Inc.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Thomas W. Gilligan, Ph.D.	Independent	Principal Occupation: Senior Fellow at the Hoover Institution on War, Revolution and Peace at Stanford University

Thomas W. Gilligan, Ph.D. has been a Senior Fellow at the Hoover Institution on War, Revolution and Peace at Stanford University since August 2020. From September 2015 until August 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University. The Hoover Institution on War, Revolution and Peace is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. Prior to his appointment at the Hoover Institution, Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin from 2008 to August 2015, where he also held the Centennial Chair in Business Education Leadership. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC) between 1987 and 2008, including interim Dean, the Vice-Dean of Undergraduate Education, director of the Ph.D. program, and the Chair of the Finance and Business Economics Department. During his tenure at USC, he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). From 1984 to 1987, Dr. Gilligan taught Economics at the California Institute of Technology. Dr. Gilligan was a staff economist at the Council of Economic Advisers in the White House from 1982 to 1983, and he served in the United States Air Force from 1972 to 1976. During the past five years, Dr. Gilligan has served as a Director of one publicly traded company other than Southwest: KB Home (since 2012).

The Board has concluded that Dr. Gilligan should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Gilligan holds a Ph.D. in economics, which, combined with his extensive leadership experience, brings valuable and unique economic expertise and perspectives to the Board; (ii) Dr. Gilligan also has extensive knowledge of political and international affairs, which is valuable to the Board in connection with the Company’s international operations and governmental affairs; and (iii) Dr. Gilligan’s geographic presence on the West Coast is valuable in connection with the Company’s significant operations in that area.

Gary C. Kelly	Principal Occupation: Chairman of the Board & Chief Executive Officer of Southwest Airlines Co.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008 and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s President from July 2008 to January 2017, Executive Vice President & Chief Financial Officer from June 2001 to July 2004, and Vice President Finance & Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. Mr. Kelly began a two-year term, commencing January 1, 2021, as Chairman of the Board of Directors of Airlines for America. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009).

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 30 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Grace D. Lieblein	Independent	Principal Occupation: Former Vice President, Global Quality of General Motors Corporation

Grace D. Lieblein served as Vice President, Global Quality of General Motors Corporation (“GM”), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to December 2015, as its Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, as the GM Brazil President and Managing Director from June 2011 to December 2012, as the GM Mexico President and Managing Director from January 2009 to June 2011, and as Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing. During the past five years, Ms. Lieblein has served as a Director of the following companies that are publicly traded other than Southwest: Honeywell International, Inc. (since 2012) and American Tower Corporation (since 2017).

The Board has concluded that Ms. Lieblein should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Lieblein’s extensive engineering skills add a unique technical expertise to the Board, and her leadership experience with respect to quality control is particularly valuable with respect to a heavily regulated company like Southwest; (ii) Ms. Lieblein’s global leadership experience is particularly valuable to the Board in connection with the Company’s international operations; (iii) Ms. Lieblein’s leadership experience with supply chain management enables her to offer unique strategic perspectives to the Board; and (iv) Ms. Lieblein’s knowledge of the Midwestern U.S. market adds perspectives to the Board in connection with the Company’s significant operations in that region.

Nancy B. Loeffler	Independent	Principal Occupation: Former Consultant for Frost Bank

Nancy B. Loeffler served as a consultant for Frost Bank from July 2009 through December 2020, and served as a member of the Frost Bank Advisory Board from October 2008 through December 2020. A long-time advocate of volunteerism, Ms. Loeffler currently serves on the boards of The Briscoe Western Art Museum and The National Cowgirl Museum, and in May 2019, was named Chairman of the San Antonio Stock Show & Rodeo Board. Ms. Loeffler is also a member of the prestigious Kripke Legend Award Selection Committee for Women in Cancer Research. She has also previously served as Chair of The University of Texas MD Anderson Cancer Center Foundation, as Chair of the Advisory Board of the School of Nursing at The University of Texas Health Science Center of San Antonio, and on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford, J.D.	Independent	Principal Occupation: President and Chief Executive Officer of JTM Consulting, LLC

John T. Montford, J.D. has been President and Chief Executive Officer of JTM Consulting, LLC, a state and federal governmental relations firm, since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and elected District Attorney.

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Ron Ricks	Independent	Principal Occupation: Vice Chairman of the Board of Southwest Airlines Co.

Ron Ricks has served as the Company’s Vice Chairman of the Board since July 2015. Mr. Ricks also served as the Company’s Executive Vice President & Chief Legal & Regulatory Officer from September 2011 to July 2015, Corporate Secretary from May 2008 to January 2013, Executive Vice President Corporate Services from May 2008 to September 2011, Executive Vice President Law, Airports, & Public Affairs from September 2006 to May 2008, and Senior Vice President Law, Airports, & Public Affairs from August 2004 until September 2006. Mr. Ricks joined the Company in 1986 as its Vice President Governmental Affairs and retired as an Employee of the Company in February 2017. Mr. Ricks is Chairman of the Board of Directors of the Methodist Health System of Dallas, a large not-for-profit healthcare provider operating numerous facilities in North Texas.

The Board has concluded that Mr. Ricks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Ricks has over 30 years of institutional knowledge of the Company’s operations, governmental affairs, and community relations, which enables him to provide insight and perspectives to the Board that cannot be replicated by other Board candidates; (ii) Mr. Ricks’ experience as the Company’s former Chief Legal & Regulatory Officer is particularly valuable with respect to the Board’s related oversight responsibilities; and (iii) Mr. Ricks’ leadership experience over airports and public affairs enables him to provide unique strategic perspectives with respect to the Company’s growth plans, both domestic and international.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Resignation Policy
• Independence of Directors	• Ethics
• Size of Board and Selection Process	• Director and Senior Management Compensation
• Board Leadership	• Share Ownership
• Board Meetings, Agendas, and Other Materials	• Access to Management
• Director Responsibilities	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with	• Public Communications
Non-Management Directors	• Other Practices
• Board Self-Evaluation

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance/board-committees. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, including, for example, diversity of experience, geography, gender, ethnicity, and color, with the goals of obtaining diverse perspectives and encouraging constructive debate. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors. Currently 27 percent of the Board of Directors, 60 percent of the Compensation Committee, and 40 percent of the Nominating and Corporate Governance Committee, are ethnically and/or gender diverse.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Attendance at Meetings. The Board of Directors held eleven meetings during 2020 (some of which spanned two days) and acted once by unanimous written consent. During 2020, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2020 virtual Annual Meeting of Shareholders, via the online live webcast.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because, among other factors, Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, as defined by the rules of the NYSE.

•	The independent members of the Board select the Chairman of the Board annually.

•	The independent members of the Board review the propriety of combining or separating the offices of the Chairman of the Board and Chief Executive Officer.

•	Each member of the Board is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent, as defined by the rules of the NYSE.

•

The Board meets, at a minimum, five times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, the President, and the Chief Operating Officer; (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives; and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant by the Board or its committees at any given time.

•	The non-management Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•

To the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Board members hold executive sessions that include only independent directors.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board are required to appoint an independent member of the Board to serve as its Lead Director, who is the Board’s presiding director for purposes of the rules of the NYSE. The duties and functions of the Lead Director include the following:

•	presiding over executive sessions of the non-management Directors;

•	presiding over executive sessions of the independent Directors at any time the non-management members of the Board of Directors include Directors who are not independent;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors, as applicable, and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	fostering an environment of open dialogue and constructive feedback among independent Directors;

•	calling meetings of independent Directors;

•

serving as a liaison, along with Board committee chairs, between the independent Directors and the Chairman of the Board; provided that this shall not in any way diminish the Chief Executive Officer’s accountability to the Board in its entirety or the ability of any individual Board member and the Chief Executive Officer to communicate directly with each other;

•

being available to the Chief Executive Officer for consultation on issues of corporate importance that may involve Board action, and in general serving as a resource to the Chief Executive Officer on an as-needed basis;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Lead Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of any individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees;

•	assisting with and communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer;

•	subject to the Company’s policies regarding public communications, when deemed appropriate, representing the independent Directors in engaging with Shareholders; and

•	performing such other duties as the Board may determine from time to time.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Company’s Corporate Governance Guidelines also provide that to the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent Directors. The Board’s Lead Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Lead Director or any or all of the non-management or independent Directors as a group or any other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Lead Director, P.O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board

The Chief Executive Officer, the President, the Chief Operating Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial, operating, and commercial strategies, as well as any related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee

In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its guidelines and policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s guidelines and policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management (i) the Company’s technology and cyber security frameworks, policies, programs, opportunities, and risk profile; and (ii) the Company’s business continuity and disaster recovery plans and capabilities and the effectiveness of the Company’s escalation procedures.

The Safety and Compliance Oversight Committee

The Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for monitoring the Company’s activities in areas of safety and operational compliance taking into account applicable government and industry standards, materiality, legal and business trends, and public policy issues, as well as periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly reviews with management input and information from reports received from regulators and other parties related to the Company’s safety and operational compliance activities, specifies areas to be addressed at its meetings, and requires that individuals from a variety of operational areas and levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also develops and annually reviews and recommends to the Board a set of Corporate Governance Guidelines to be adopted for the Company to further the goal of providing effective governance.

The Compensation Committee

The Compensation Committee assists the Board with its oversight of (i) compensation of the Company’s executives and other employees, as well as non-employee Directors; (ii) succession planning; and (iii) human resources policies and practices, including the Company’s diversity, equity, and inclusion (DEI) philosophy, practices, and initiatives. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company corresponding with the Company’s business objectives and priorities and related strategic initiatives, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in designing incentive structures, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. The importance of the Compensation Committee’s philosophy became particularly evident in 2020 when the Compensation Committee aligned short-term incentive metrics with the Company’s heightened focus on crisis response in connection with the unprecedented challenges associated with the

COVID-19 pandemic. The Compensation Committee’s approach reduces the risk that can be created when traditional financial results are the only drivers of incentive payments.

•

The Compensation Committee has historically exercised a certain amount of discretion in approving bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards.

•	Incentive compensation is used responsibly, with appropriate focus on both Company performance and an individual’s contributions to Company performance to effectively balance risks and rewards.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current committee memberships and number of meetings held by each committee during 2020.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X	X
Douglas H. Brooks			X	X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Thomas W. Gilligan	X			X
Gary C. Kelly					Chair
Grace D. Lieblein		X		X
Nancy B. Loeffler		X	X
John T. Montford	Chair	X	X
Ron Ricks				X	X

Number of Meetings in 2020	9	6	3	6	6*

* Additionally, the Executive Committee acted once by unanimous written consent.

The primary functions of each of the Board’s standing Committees are discussed below.

Audit Committee

The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) cyber security and technology-related risks and management’s efforts to monitor and mitigate those risks. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all five members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) either as a Committee or together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iv) with the advice of the Chairman of the Board and Chief Executive Officer, performing an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Exchange Act (“Reporting Officers”); (v) reviewing and approving all equity-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval; (vii) reviewing, assessing, and making recommendations to the Board, as appropriate, on the Company’s diversity, equity, and inclusion (DEI) philosophy, practices, and initiatives; and (viii) reviewing, assessing, and making recommendations to the Board, as appropriate, on other key human resources policies and practices. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority and responsibilities above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and the Company’s People Department Leader provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the People Department Leader in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis — Internal Equity; Role of Management.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee. During 2020, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation opportunities awarded for 2020, the Compensation Committee based its decisions in part on market data provided by its consultant, as well as recommendations from the consultant with respect to the form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2019, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation for non-Employee members of the Board. Based on the information provided in 2019, as well as the Compensation Committee’s related recommendation to the Board, effective January 1, 2020, the Board increased the non-Employee Director annual cash retainer fee for Board membership from $80,000 to $85,000 to better align with market median. However, as a result of the financial hardships to the Company caused by the COVID-19 pandemic, the members of the Board voluntarily reduced all of their cash retainer fees by 20 percent effective April 1, 2020. These fees were restored effective January 1, 2021.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is adequate for retention purposes. Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies and procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance LLC pursuant to SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company (which, among other things, include criteria for selection of new Directors and oversight of the evaluation of the Board and management); (ii) identifying and reviewing with the Board and the Chief Executive Officer possible candidates for Board membership, consistent with criteria approved by the Board; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee is responsible for overseeing an evaluation at least annually of the performance of the Board and the Board’s committees and reporting its conclusions to the Board. The responses of the Board members are compiled on an anonymous basis and address such areas as Board structure, Board effectiveness, Board meetings, and Board committee structure and performance. The Nominating and Corporate Governance Committee makes appropriate recommendations to the Board following such evaluations, including areas in which the Board, including individual members of the Board, can better contribute to the governance and long-term success of the Company. The Nominating and Corporate Governance Committee may use the results of its evaluation in determining the criteria for Directors to be considered to fill any vacancies on the Board or on its committees and for inclusion in the slate of Directors to be recommended by the Board at the Annual Meeting of Shareholders. The Board believes this annual evaluation process supports the effectiveness and continuous improvement of the Board as a whole and of each of its committees.

The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.”

Safety and Compliance Oversight Committee

The primary functions of the Safety and Compliance Oversight Committee include: (i) monitoring the Company’s activities in the areas of safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures of the Company as it shall deem necessary, including the Company’s safety and operational compliance reporting systems; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has the powers, authority, duties, and responsibilities of the Board on most matters during the intervals between Board meetings.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires all of its Directors and executive officers to complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Thomas W. Gilligan, Grace D. Lieblein, Nancy B. Loeffler, John T. Montford, and Ron Ricks.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

Hedging Transactions

The Company has adopted policies with respect to the purchase of financial instruments or engaging in transactions that hedge or offset a decrease in the market value of Company equity securities by Directors, officers, Employees, or consultants. Under the Company’s Insider Trading Policy and the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, Directors, officers, Employees and consultants of the Company are prohibited from engaging in short sales of any Company securities and from purchasing financial instruments that hedge or offset or are designed to hedge or offset a decrease in the market value of the Company’s securities, including those involving option contracts, warrants, stock appreciation rights (or similar rights whose value is derived from the value of an equity security), straddles, collars, puts or calls, and other derivative securities involving Company equity securities (but excluding any instruments granted under any Company equity incentive plan, including options, restricted stock, restricted stock units, or other derivative securities). The policies’ restrictions also apply to designees and the spouse and household members of Directors, officers, Employees, or consultants. In addition, Directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 23, 2021, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 591,293,924 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 1, 2021, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
PRIMECAP Management Company	65,213,818	(2)	11.0%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

The Vanguard Group.	51,587,663	(3)	8.7%
100 Vanguard Blvd. Malvern, PA 19355

State Street Corporation	42,844,329	(4)	7.2%
State Street Global Advisors Trust Company
One Lincoln Street
Boston, MA 02111(5)

BlackRock, Inc.	34,717,820	(6)	5.9%
55 East 52nd Street New York, NY 10055

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of March 1, 2021, which was 591,293,924.
(2)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2021, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 63,001,180 shares, sole dispositive power with respect to 65,213,818 shares, and no shared voting or dispositive power.

(3)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 10, 2021, by The Vanguard Group, a parent holding company. The Vanguard Group reported no sole voting power with respect to shares beneficially owned, sole dispositive power with respect to 49,718,509 shares, shared voting power with respect to 697,007 shares, and shared dispositive power with respect to 1,869,154 shares.

(4)

Information is based on a Schedule 13G filed with the SEC on February 12, 2021, as a group, by State Street Corporation, a parent holding company, and State Street Global Advisors Trust Company. Each of these Shareholders reported no sole voting or dispositive power over shares beneficially owned. State Street Corporation reported shared voting power with respect to 18,123,279 shares and shared dipositive power with respect to 42,838,727 shares; and State Street Global Advisors Trust Company reported shared voting power with respect to 11,510,446 shares and shared dipositive power with respect to 35,577,188 shares. Based on the Schedule 13G filing, State Street Global Advisors Trust Company beneficially owned 6.0 percent of the Company’s outstanding shares of common stock.

(5)	This address is listed in the Schedule 13G filed with the SEC on February 12, 2021, as the address of both State Street Corporation and State Street Global Advisors Trust Company.
(6)

Information is based on a Schedule 13G filed with the SEC on February 5, 2021, by BlackRock, Inc. BlackRock, Inc., a parent holding company or control person, reported sole voting power with respect to 31,460,523 shares, sole dispositive power with respect to 34,717,820 shares, and no shared voting or dispositive power.

Security Ownership of Management

The following table sets forth, as of March 1, 2021, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David W. Biegler(2)	57,289		*
J. Veronica Biggins	48,082		*
Douglas H. Brooks	57,582		*
William H. Cunningham	81,782		*
John G. Denison	59,082		*
Thomas W. Gilligan	16,594		*
Gary C. Kelly(3)	734,922		*
Grace D. Lieblein	16,974		*
Nancy B. Loeffler	47,540		*
John T. Montford	22,832		*
Ron Ricks	197,249		*
Robert E. Jordan(4)	128,563		*
Thomas M. Nealon	87,374		*
Tammy Romo(5)	113,317		*
Michael G. Van de Ven(6)	176,643		*
Current Executive Officers and Directors as a Group (18 persons)(7)	1,875,595		*

*	Less than 1%
(1)

Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes (i) 4,707 shares held by Mr. Biegler’s spouse and (ii) 35,766 shares held by a family trust for which Mr. Biegler’s spouse serves as trustee.
(3)

Includes (i) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly serves as trustee (the “Reporting Person Trust”), (ii) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly’s spouse serves as trustee (the “Spousal Trust”), and (iii) shares deemed indirectly beneficially owned through a family limited partnership (the “Family Limited Partnership”). The sole general partner of the Family Limited Partnership is a limited liability company that is wholly owned by Mr. Kelly and his spouse (the “Family Limited Liability Company”). The sole limited partners of the Family Limited Partnership are the Reporting Person Trust, the Spousal Trust, and Mr. Kelly through a separate limited partnership interest. The 734,922 shares reported in the table include (i) 63,635 shares held directly by Mr. Kelly; (ii) 350,068 shares held by the Reporting Person Trust, including 219,758 shares held directly and 130,310 shares held through the Reporting Person Trust’s limited partnership interest in the Family Limited Partnership; (iii) 306,528 shares held by the Spousal Trust, including 205,000 shares held directly and 101,528 shares held through the Spousal Trust’s limited partnership interest in the Family Limited Partnership; and (iv) 14,691 shares held by the Family Limited Liability Company through its general partnership interest in the Family Limited Partnership.

(4)	Includes 11,508 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.
(5)	Includes 3,582 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.
(6)	Includes 704 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.
(7)

In addition to the amounts disclosed in footnotes (2) through (6), with respect to the other executive officers of the Company, includes 2,423 total shares held for two executive officers in their accounts under the Company’s profit sharing plan, with respect to which each executive officer has the right to direct the voting for his respective shares.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer, its Chief Financial Officer, and each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2020. For 2020, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board & Chief Executive Officer; (ii) Tammy Romo, Executive Vice President & Chief Financial Officer; (iii) Thomas M. Nealon, President; (iv) Michael G. Van de Ven, Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President Corporate Services. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

EXECUTIVE SUMMARY

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2020.

Compensation Objectives and Philosophy

The overall objective of the Company’s compensation programs is to align compensation opportunities with the Company’s business objectives and priorities, as well as the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities. In designing the Company’s executive compensation programs, the Committee maintains a strong and transparent pay-for-performance philosophy that includes a substantial equity component. The Committee balances its pay-for-performance philosophy with its view that pay should be adequate for retention purposes and should also take into account internal equity. The Committee believes the prudence in balancing these objectives became even more apparent during 2020 in light of the unprecedented impact of the COVID-19 pandemic on the airline industry, the Company, and the Company’s Employees and Customers.

Pay-for-Performance. To effect its pay-for-performance philosophy, the Committee emphasizes variable pay as a percentage of overall executive pay. For 2020, the Committee continued to apply a structured and transparent approach when establishing pay-for-performance opportunities and incorporated the following variable pay components:

•

a short-term cash incentive opportunity, of which (i) 80 percent of the total value was based on the Company’s performance relative to performance metrics approved by the Committee in March 2020 because of their particular relevance to the Company and all of its stakeholders at the time, and (ii) 20 percent of the total value was based on an individual’s contributions to overall Company performance;

•

long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be tied to the Company’s stock price performance over multiple years; and

•

long-term performance-based equity incentive opportunities in the form of performance-based RSUs, pursuant to which the number of shares to be received will be based on the Company’s after-tax Return on Invested Capital (“ROIC”) performance over a three-year period, a metric chosen in January 2020 because of its significance to management and the Company’s Shareholders at that time.

Retention. To address retention, the Committee seeks to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation based on available relevant market data both within and outside of the airline industry. The Committee uses this information as a reference point to be taken into consideration along with the relative roles, responsibilities, performance, and tenure of the named executive officers. Entering 2020, the Company’s Employees continued to face ongoing, arduous challenges associated with the continued grounding of the Company’s Boeing 737 MAX aircraft and, by the end of first quarter 2020, it became evident that these challenges would be compounded by challenges associated with the COVID-19 pandemic. These factors significantly increased the Company’s risk of losing talent to companies in other industries and heightened the Committee’s focus on retention. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

The charts on the following page show elements of the compensation received by the named executive officers for 2020 as a percentage of their total compensation and demonstrate the Committee’s commitment to pay-for-performance, with an emphasis on equity. As discussed further below, base pay, as well as target amounts for individual short-term and long-term incentive opportunities, were established in January 2020, prior to the U.S. declaration of a public health emergency or other indicators of the potential impact of COVID-19 on the country, the travel industry, or the Company. Short-term incentive metrics were established in late March 2020 – after the World Health Organization’s declaration of COVID-19 as a global pandemic – at which time the Committee deemed it advisable to primarily align short-term incentive metrics with the Company’s prioritization of pandemic crisis response.

Compensation Elements as a Percentage of 2020 Total Compensation*
Gary C. Kelly
Tammy Romo
Thomas M. Nealon
Michael G. Van de Ven
Robert E. Jordan

*   Amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC. Target short-term and long-term incentive amounts are disclosed in the Grants of Plan-Based Awards in Fiscal 2020 table. Target amounts were established in January 2020 taking into account the named executive officers’ original base pay for 2020 as disclosed in footnote 1 of the Summary Compensation Table.

Summary of 2020 Executive Compensation

2020 Base Pay. The Committee made its base pay decisions in January 2020, prior to the U.S. declaration of a public health emergency or other indicators of the potential impact of COVID-19 on the country, the travel industry, or the Company. The Committee did not increase Mr. Kelly’s base pay, consistent with his preference, despite market data that would have supported an increase at such time and despite the fact Mr. Kelly had not received a base pay increase since February 2017. The Committee awarded the other named executive officers moderate base pay increases ranging from 3.0 percent to 3.2 percent year-over-year on an annualized basis. The moderate increases reflected the Committee’s focus on variable, performance-based pay, rather than guaranteed base pay.

In early March 2020, in light of increased awareness regarding the spread of the COVID-19 pandemic and the alarming drop in bookings already experienced by the Company, Mr. Kelly volunteered to have his base pay reduced by ten percent, effective March 1, 2020. By late March, the Company had experienced an even more precipitous drop in demand and bookings, along with unprecedented levels of trip cancellations, triggering Mr. Kelly to volunteer a further ten percent reduction in his base pay, effective April 1, 2020. The other named executive officers followed Mr. Kelly’s lead and offered to share in the financial hardships created by COVID-19, and as a result, effective as of April 1, 2020, the Committee had approved 20 percent reductions to all of the named executive officers’ base pay. The Committee further reduced Mr. Kelly’s base pay to zero effective November 1, 2020, an action also supported by Mr. Kelly.

Additional information regarding 2020 base pay is provided below under “Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2020 Short-Term Incentive Compensation. In January 2020, the Committee also established target short-term incentive opportunities (including both bonus and non-equity incentive plan compensation target amounts) for each of the named executive officers. The target opportunities were set based on a percentage of the named executive officers’ base pay (the “STI Target”), and total short-term incentive payouts could range from zero to 150 percent of each named executive officer’s STI Target based on Company and individual performance. Mr. Kelly’s STI Target opportunity remained unchanged year-over-year at 200 percent of base, as supported by Mr. Kelly. With respect to the other named executive officers, the Committee reviewed market data showing their short-term incentive opportunities, total cash opportunities, and total direct compensation opportunities relative to market. Taking into account the market data and internal equity considerations, the Committee increased Mr. Nealon’s and Mr. Van de Ven’s STI Targets from 135 percent of base to 150 percent of base. In addition, (i) taking into account the breadth of Mr. Jordan’s responsibilities relative to market comparisons, the Committee increased Mr. Jordan’s STI Target from 120 percent of base to 135 percent of base; and (ii) as supported by market data and reflecting internal equity considerations, Ms. Romo’s STI Target was also increased from 120 percent of base to 135 percent of base.

For 2020, 80 percent of each of the named executive officer’s total short-term incentive compensation opportunity was based on the Company’s performance relative to performance metrics set forth in the Company’s “Management Short-Term Incentive Scorecard.” The Committee established final 2020 performance metrics and related targets in late March 2020, taking into account the declaration of COVID-19 as a global pandemic and the resulting significant decline in consumer demand for air travel. The Committee therefore aligned the 2020 performance metrics and targets with the Company’s critical focus on crisis response. The related short-term incentive amounts received by the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and were based on Company performance at 92.0 percent of target. The specific performance metrics, targets, and performance results are disclosed below under “Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.”

The other 20 percent of the named executive officers’ total short-term incentive compensation opportunity was subjectively determined, based on the impact of their individual performance and contributions on the Company’s results. The related amounts received by the named executive officers are disclosed in the “Bonus” column of the Summary Compensation Table and are also discussed in more detail below under “Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.” For purposes of this Compensation Discussion and Analysis, the terms “short-term incentive” and “short-term incentive compensation” are used to describe the amounts disclosed in both the “Bonus” column and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2020 Long-Term Incentive Compensation. The Committee increased named executive officer long-term equity incentive compensation opportunities in January 2020, primarily based on the Committee’s continued belief that equity should constitute a strong component of overall compensation and a significant percentage of base pay. Reflecting this philosophy, and taking into account the named executive officers’ performance and contributions to the Company’s strong financial results for 2019, market data regarding the named executive officers’ long-term incentive and total direct compensation opportunities relative to market, and related retention considerations and internal equity, (i) Mr. Kelly received a 12 percent increase in the value of his aggregate equity award, (ii) the other named executive officers each received 24 percent increases in the value of their aggregate equity awards; and (iii) all of the named executive officers received increases in their equity awards as a percentage of their original base pay for 2020. The named executive officers received 50 percent of their equity in the form of time-vesting RSUs. The other 50 percent was in the form of performance-based RSU opportunities based on the Company’s after-tax ROIC performance for the three-year period ending December 31, 2022. The value of these performance-based RSUs is completely at risk, and they will have no value unless the Company’s performance substantially improves prior to year-end 2022.

Additional detail regarding 2020 equity grants is included below under “Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements – Long-Term Incentive Compensation.”

COMPENSATION COMMITTEE’S CONSIDERATION OF 2020 SAY-ON-PAY VOTE

At its 2020 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 97 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2020 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii)  the Committee’s justifications for its individual executive compensation decisions.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT; BENCHMARKING; MARKET DATA

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2020, the data provided by the independent consultant included reviews of the named executive officers’ base salaries, annual bonus/short-term incentive compensation opportunities, total cash compensation opportunities (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation opportunities (equity), and total direct compensation opportunities (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Towers Watson 2019 General Industry Executive Compensation Database(1)

From this database, the compensation consultant identified 34 companies that were considered to be a representative sample of a select group of companies focused on transportation, brand, hospitality, and consumer-oriented businesses.

General Industry – Total Sample	Willis Towers Watson 2019 General Industry Executive Compensation Database (502 companies)
Airline Data	American Airlines Group, Inc.; Delta Air Lines, Inc.; United Continental Holdings, Inc.; Alaska Air Group, Inc.; and JetBlue Airways Corporation(2)

(1)	Where possible, the data was adjusted by the independent consultant to take into account differences in company size.

(2)

The independent consultant considered these five airlines to be the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2018 compensation data reported in these airlines’ 2019 proxy statements and was not aged. The independent consultant provided the Committee with data representing the average for the largest three airlines (American Airlines Group, Inc.; Delta Air Lines, Inc.; and United Continental Holdings, Inc.), a smaller carrier average (Alaska Air Group, Inc. and JetBlue Airways Corporation), and the midpoint between the largest three airline average and the smaller carrier average.

When reviewing the data regarding the Company’s peer groups, the Committee placed its principal focus on comparable companies in transportation, brand, hospitality, and consumer-oriented businesses (General Industry – Comparable Companies). The independent consultant viewed this group as representative of organizations that were relevant for monitoring the adequacy of the Company’s executive pay levels and evaluating Company performance. Other airlines were constituents of this group, and the independent consultant called out practices of select airlines for additional context on key positions. In addition, to provide broader market context, the independent consultant provided the Committee with data derived from other transportation and general industry companies (General Industry – Total Sample).

In referencing market data, the Committee did not directly target any individual named executive officer’s compensation; rather, the market data provided context for the Committee’s judgment as to what it considered to be appropriate pay. The Committee has not historically directly targeted named executive officer compensation to specific market data because (i) the market data is not necessarily comprehensive; and (ii) in particular with respect to airlines, the data does not always include good matches to the Company’s executive positions, which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in available market data. In addition, because of the limited amount of airline industry data, the Committee deemed it advisable to reference the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

INTERNAL EQUITY; ROLE OF MANAGEMENT

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of compensation with internal equity. The Committee considers internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also considers a named executive officer’s tenure in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

At the Committee’s request:

•	Mr. Kelly and the Company’s People Department Leader provide regular input regarding overall compensation designs and recommendations presented to the Committee;

•

Mr. Kelly reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to (i) their relative roles, scope of responsibilities, and performance; (ii) their compensation generally; and (iii) their compensation relative to each other; and

•	The Company’s People Department Leader works with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Kelly’s compensation.

The input from Mr. Kelly and the Company’s People Department Leader not only assists the Committee with its compensation determinations, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of Mr. Kelly’s recommendations, the Committee gives considerable weight to any such recommendations because of Mr. Kelly’s ability to directly observe, on a day-to-day basis, each executive officer’s contributions and performance. In addition, Mr. Kelly regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

DETERMINATION OF 2020 EXECUTIVE COMPENSATION; ANALYSIS OF INDIVIDUAL COMPENSATION ELEMENTS

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2020; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Salary

Objective of Base Pay. The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities, skills, tenure with the Company, tenure in the current position with the Company, performance, and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2020 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. The Committee considered and approved the base pay of each of the named executive officers in January 2020 prior to the U.S. declaration of a public health emergency or other indicators of the potential impact of COVID-19 on the country, the travel industry, or the Company. Notwithstanding market data that would have supported an increase in Mr. Kelly’s guaranteed base pay, his base pay remained at $750,000 for the fourth consecutive year. The Committee approved modest base pay increases for each of the other named executive officers, which increases ranged from 3.0 percent to 3.2 percent year-over-year on an annualized basis. The Committee believes these increases were supported by market data available at the time and/or internal equity considerations. Reflecting internal equity, (i) the percentage increases for these named executive officers were in line with the Company’s typical merit structure for its other non-contract employees at the time, (ii) each of these named executive officer’s base pay increased relative to Mr. Kelly’s base pay, (iii) Mr. Nealon’s and Mr. Van de Ven’s base pay remained equal, and (iv) Ms. Romo’s and Mr. Jordan’s base pay amounts remained within approximately 1.2 percent of each other.

The $562,500 shown for Mr. Kelly in the Salary column of the Summary Compensation Table reflects the Committee’s three reductions to Mr. Kelly’s salary during 2020, as volunteered by Mr. Kelly in light of the impact of the COVID-19 pandemic on the airline industry and the Company. The third reduction, a decrease of Mr. Kelly’s salary to zero, came on the heels of the Company’s decisions to (i) reduce the base pay of its non-contract Employees by ten percent, effective January 1, 2021; and (ii) request contract Employees to agree to similar decreases in base pay and/or equivalent work concessions (collectively, “Employee Concessions”). The amounts shown for the other named executive officers in the Salary column of the Summary Compensation Table reflect their voluntary 20 percent base pay cuts effective April 1, 2020.

In late December 2020, the Consolidated Appropriations Act, 2021 (the “Act”) was signed into law. Pursuant to the Act, the Company became eligible to receive its second round of payroll support funding from the U.S. Department of Treasury (the “U.S. Treasury”). Coincident with this, the Company rescinded its previously announced plans related to the Employee Concessions, and in 2021, the Committee partially restored Mr. Kelly’s base pay to $600,000, or 80% of his original 2020 base pay, and fully restored the base pay of the other named executive officers, all effective January 1, 2021.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are necessary to attract and retain Employees at the supervisor level and above, as well as other targeted positions where short-term incentive compensation opportunities are prevalent in the market in which the Company competes for those positions. The Committee believes short-term incentive compensation opportunities are particularly important at the officer level, given the prevalence of performance-based compensation arrangements in the market in which the Company competes for executive talent. Short-term incentive opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall performance.

Approach to 2020 Short-Term Incentive Compensation.

General. In 2020, the Committee continued to apply a structured and transparent approach to establishing the named executive officers’ short-term incentive opportunities, pursuant to which:

•

80 percent of each of the named executive officer’s total short-term incentive opportunity (the “Incentive Plan Opportunity”) was awarded pursuant to the Company’s Senior Executive Short Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee; and

•

20 percent of each of the named executive officer’s total short-term incentive opportunity (the “Individual Opportunity”) would be based on the Committee’s subjective determinations regarding the effect of the named executive officers’ performance and individual contributions on the Company’s results.

In January 2020, prior to the U.S. declaration of a public health emergency or other indicators of the potential impact of COVID-19 on the country, the travel industry, or the Company, the Committee established a target short-term incentive opportunity (the “STI Target”) for each of the named executive officers. The STI Targets were equal to a percentage of each of the named executive officer’s respective salaries, with differences in percentages reflecting differences in levels of responsibility. The STI Targets, which are shown in the table below, were applicable to both the 80 percent Incentive Plan Opportunity and the 20 percent Individual Opportunity. As shown below, the Committee did not increase Mr. Kelly’s STI Target compared with 2019, a decision supported by Mr. Kelly. Taking into account market data, Mr. Nealon and Mr. Van De Ven each received a 15 percentage point increase in their STI Target to increase their total direct compensation opportunities relative to market and relative to Mr. Kelly’s total direct compensation opportunity. Taking into account market data, the Committee also increased Mr. Jordan’s and Ms. Romo’s STI Targets by 15 percentage points to (i) acknowledge the broadening of Mr. Jordan’s roles, (ii) improve Ms. Romo’s positioning relative to market, and (iii) maintain internal equity between Ms. Romo and Mr. Jordan.

	2019 STI Target (Percentage of Base Salary)	2020 STI Target (Percentage of Base Salary)
Gary C. Kelly	200%	200%
Thomas M. Nealon Michael G. Van de Ven	135%	150%
Tammy Romo Robert E. Jordan	120%	135%

The short-term incentive payout for each of the named executive officers could range from zero to 150 percent of the named executive officer’s STI Target shown above (applicable to both the 80 percent Incentive Plan Opportunity and the 20 percent Individual Opportunity).

Performance-Based Short-Term Incentive Compensation Opportunities under the Incentive Plan and Related Payouts. Pursuant to the Incentive Plan, since 2013, the Committee has established the performance metrics and targets for the named executive officers’ 80 percent Incentive Plan Opportunity pursuant to the Company’s Management Incentive Scorecard (the “Scorecard”). The Committee approved the Scorecard metrics and targets in late March 2020. By this point in time, the Committee was squarely focused on the Company’s greatest challenge, COVID-19, which had been declared a global pandemic by the World Health Organization and had led to a precipitous drop in consumer demand for air travel. As a consequence, the Committee weighted 60 percent of the Scorecard on the effectiveness of the Company’s responses to (i) the unprecedented challenges associated with the COVID-19 pandemic and (ii) the continued grounding of the Company’s most fuel efficient aircraft, the Boeing 737 MAX. Because of the uncertainty associated with these challenges, the Committee deemed it both necessary and prudent to build in subjectivity with respect to its assessment of management’s performance.

The specific 2020 Scorecard metrics, targets, and weightings, as well as the results and payout percentages for 2020, are set forth in the table below.

2020 Management Incentive Scorecard

Category and Metric	Metric Weight	0% Threshold	50% Award	75% Award	100% Target	150% Max	2020 Actuals	% of Target(3)
Crisis Impact and Response(1)	60%	Subjective (0%-150%)					70.0%	70.0%
Strategic Initiatives Response	20%	Subjective (0%-150%)					100.0%	100.0%
Net Promoter Score(2)	20%	61.0%	63.5%	64.8%	66.0%	68.6%	77.3%	150.0%
Southwest Airlines Short-Term Enterprise Performance (Percent of Target)								92.0%

(1)

Subjective judgment based upon the overall financial impact and upon management’s success in maintaining safe operations, customer loyalty, and financial health during crises created by COVID-19 virus and 737 MAX delays.

(2)	(Total promoters-total detractors) divided by total survey participants.
(3)	Payout percentage based on reported rounded results.

The Committee continues to believe in the efficacy of the Scorecard structure, in particular in the context of the Company’s challenges during 2020. For example:

•

the Committee aligns the Scorecard metrics and targets to the Company’s business objectives and priorities, and the importance of this alignment was particularly evident during 2020 when a shift in the Company’s focus was critical to the Company’s ability to withstand the devastating financial and operating impacts of the COVID-19 pandemic;

•	the Committee also aligns the Scorecard metrics and targets with investor, Customer, and Employee priorities, which also shifted during 2020 as a result of the pandemic;

•

because the Scorecard goals are designed to be highly relevant to the Company and its Shareholders, Customers, and Employees, there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance; and

•	the use of a multi-dimensional guide for short-term incentives mitigates the risk that can be created when financial results are the only drivers of incentive payments.

The Committee believes the Company’s achievement of the following results, notwithstanding 2020’s overwhelming challenges, evidences alignment of the Scorecard results with Shareholder, Customer, and Employee interests:

•

The Company preserved the strength of its balance sheet and maintained its investment grade ratings with Fitch, Moody’s, and Standard & Poor’s, remaining the only U.S. airline with an investment-grade credit rating by all three rating agencies;

•	The Company ended 2020 with liquidity of $14.3 billion, well in excess of debt outstanding;

•

The Company produced a higher net margin than the majority of its peers, primarily due to reducing annual 2020 cash spending outlays (compared with original plans) by approximately $8 billion in order to preserve cash, as well as due to its more modest debt levels and lower interest expense;

•

The Company’s stock outperformed the vast majority of U.S. airlines for the 12 months ended December 31, 2020, decreasing 13.7 percent compared with a decrease of 24.2 percent in the NYSE ARCA Airline index;

•	The Company finished 2020 with the best Net Promoter Score since the Company began tracking the metric in 2012;

•	The Company avoided furloughs and involuntary pay cuts during 2020, unlike many major airlines;

•	The Company earned the highest customer satisfaction ranking among U.S. marketing carriers per U.S. Department of Transportation (“DOT”) data;

•	The Company was named the #1 U.S. airline in the Wall Street Journal’s annual ranking for 2020, which ranks airlines on key operational performance metrics;

•

The Company was able to aggressively and opportunistically pursue new revenue streams by adding service to six new destinations and launching participation in global distribution systems to further enable the Company to grow its share of corporate travelers;

•	The Company was able to swiftly launch the Southwest Promise, a multi-layered approach to supporting the well-being of its Employees and Customers;

•	The Company was named a Top 100 Company by BetterInvesting Magazine;

•	The Company was named to Glassdoor’s Best Places to Work list for the 11th consecutive year; and

•	The Company was named a Top 50 Employer by Equal Opportunity Magazine.

Subjective Short-Term Incentive Determinations for the Named Executive Officers and Pay Relative to Each Other; Use of Discretion. In approving individual named executive officer subjective short-term incentive amounts, the Committee traditionally takes into account (i) the named executive officers’ individual contributions to the Company’s performance (including their individual performance relative to the factors covered by the Scorecard); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deems significant. The Committee believes it is appropriate and in the best interests of the Company for the Committee to ultimately retain some discretion to use its common sense in determining short-term incentive payouts. For 2020, this enabled the Committee to place significant weight on management’s collective and unwavering leadership of all of the Company’s teams in responding to the COVID-19 pandemic. The Committee believes these collective and coordinated efforts not only enabled the Company to withstand the pandemic during 2020, but also positioned the Company well to remain competitive post-pandemic. Therefore, the Committee deemed it important to equitably reward this collective effort with equal 100 percent payouts of each of the named executive officer’s Individual Opportunity.

In addition, the Committee believes the factors discussed below further support each named executive officer’s short-term incentive payout. In assessing the size of the payouts relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results.

Chief Executive Officer. In addition to his contributions to all of the Company’s accomplishments listed above, and his oversight of the contributions of the other named executive officers noted below, the Committee deemed Mr. Kelly’s bonus to be appropriate based on his strong, strategic, tireless, and effective overall leadership of the Company and all of its Employees in the face of the unprecedented external and internal challenges resulting from the COVID-19 pandemic, as well as Mr. Kelly’s extraordinary efforts to maintain Employee morale. The Committee believes Mr. Kelly’s contributions had a direct impact on Company performance and that the amount of Mr. Kelly’s bonus appropriately reflected the effect of his contributions on Company performance.

Other Named Executive Officers. As noted above, the subjective portion of the other named executive officers’ short-term incentive awards reflected, in particular, these executive officers’ coordinated efforts to proactively and effectively address the challenges discussed above. In addition, the amount of their awards was supported by these officers’ specific leadership and contributions with respect to the Company’s performance, which included, among others:

•

the contributions of Mr. Nealon and his teams with respect to the assessment, determination, and implementation of the ongoing and critical adjustments necessary to (i) optimize the Company’s network in reaction to the dramatic drop in consumer demand for air travel and (ii) at the same time pursue new revenue streams through the opportunistic identification of new destinations;

•

the contributions of Mr. Nealon and his teams with respect to the Company’s participation in global distribution systems (GDS) to further enable future growth in the Company’s share of corporate travelers;

•

the contributions of Mr. Nealon, Mr. Van de Ven, and their teams with respect to the swift development, implementation, and execution of changes to the Company’s operations and procedures to protect the health and safety of the Company’s Employees and Customers in response to the COVID-19 pandemic;

•

the contributions of Mr. Nealon, Mr. Van de Ven, and their teams with respect to Southwest’s continued delivery of its acclaimed Customer Service and hospitality, as well as the Company’s swift adjustments to its loyalty program to foster Customer loyalty, each of which contributed to the Company achieving its highest Net Promoter Score since it began tracking the metric in 2012, and earning the highest customer satisfaction ranking among U.S. marketing carriers per DOT data;

•

the contributions of Mr. Van de Ven and his teams with respect to the ongoing fleet adjustments necessary to support the Company’s network and capacity adjustments, while at the same time performing the work necessary to address the continued grounding, as well as the return to service, of the Boeing 737 MAX aircraft;

•

the contributions of Ms. Romo and her teams with respect to the Company’s continual and persistent financial planning and strategic analysis, which enabled the Company to make the adjustments necessary to maintain the strongest balance sheet in the U.S. airline industry;

•

the strategic management by Ms. Romo and her teams of the Company’s capital and liquidity positions, which resulted in the Company ending 2020 with approximately $13.3 billion in cash and short-term investments, unencumbered assets of $12.0 billion, a fully available $1.0 billion revolving line of credit, and investment grade credit ratings from Fitch, Moody’s, and Standard & Poor’s;

•

the contributions of Mr. Jordan and his teams with respect to the swift development, implementation, and execution of policies and procedures intended to protect Employee health and safety in response to the COVID-19 pandemic;

•

the contributions of Mr. Jordan and his teams with respect to the Company’s voluntary separation and time-off programs, which contributed to the Company’s ability to avoid involuntary furloughs or layoffs and also contributed to a decrease of $1.5 billion in salaries, wages, and benefits expense for 2020, compared with 2019;

•

the contributions of Mr. Jordan, Mr. Nealon, and their teams with respect to the implementation of the plans, processes, and technology necessary to enable effective remote work capabilities, which also contributed to facilities-related cost savings; and

•	the contributions of Mr. Jordan and his teams that led to the continued recognition of the Company as a best place to work.

Long-Term Incentive Compensation

Objectives of Equity Compensation. Equity awards are used by the Company (i) to serve as a performance-based method to address the competitiveness of the Company’s compensation, (ii) as a retention vehicle and an incentive and reward for achievement of the Company’s long-term objectives, and (iii) to further align the interests of the Company and its senior leadership with those of its Shareholders. In 2020, the Committee awarded long-term incentive compensation opportunities to attract and retain Employees at the senior manager level and above, as well as other targeted positions where equity awards are prevalent in the market in which the Company competes for those positions. With respect to other Employees, the Company has typically placed more emphasis on cash compensation.

Approach to Equity Compensation. The Committee believes that equity, as a long-term performance incentive, should constitute a strong component of overall compensation. The Committee applies its judgment in determining the size of equity awards, which involves (i) informing itself of practices and levels of equity pay in the market for a given position and (ii) thereby also informing itself of potential retention risks. In January 2020, taking into account these considerations, the Committee awarded increases in the long-term incentive compensation opportunities for the named executive officers.

The named executive officers received 50 percent of their equity in the form of time-vesting RSUs. The other 50 percent was granted in the form of performance-based RSUs opportunities. This allocation reflected the Committee’s desire to maintain performance-based compensation as a significant percentage of total compensation.

As shown in the table below and the Grants of Plan-Based Awards in Fiscal 2020 table, the number of shares that will be received by each of the named executive officers upon vesting of their performance-based RSUs will be based on the Company’s average after-tax ROIC over a three-year period. The percentage of performance-based RSUs that will vest will be interpolated between the targets below only after a minimum performance level has been achieved. The value of these performance-based RSUs is completely at risk, and they will have no value unless the Company’s performance substantially improves prior to year-end 2022.

Performance Period	Vesting Date	ROIC (after-tax) in Performance Period(1)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
January 1, 2020 through December 31, 2022	February 21, 2023(2)	7.0% or less	Grant Amount x 0%
		10.0%	Grant Amount x 100%
		12.0%	Grant Amount x 150%
		13.0%	Grant Amount x 175%
		14.0% or greater	Grant Amount x 200%

(1)

For periods prior to second quarter 2020, the Company referenced non-GAAP return on invested capital (“ROIC”) as a measure of financial performance used by management to quantify the Company’s effectiveness in generating returns relative to the capital invested in the business. By second quarter 2020, the precipitous drop in passenger demand and bookings caused by COVID-19 resulted in a material and adverse effect on the Company’s operating income and cash flows from operations. As a result, management ceased its focus on ROIC and instead has since focused on bolstering the Company’s liquidity through cost reductions, financings, sale-leaseback transactions, and securities offerings. “ROIC (after-tax)” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP)) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the SEC, and (c) aircraft leases (net), tax affected. “Average Invested Capital” means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. ROIC (after-tax) for the Performance Period will be the average of the ROIC (after-tax) over the three full fiscal years within the Performance Period.

(2)	Other than in connection with death or disability, vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. As discussed above, the Committee believes that equity should constitute a strong component of overall compensation. Reflecting this philosophy, and to improve Mr. Kelly’s long-term incentive compensation and total direct compensation opportunities relative to General Industry – Comparable Companies, in January 2020, the Committee increased Mr. Kelly’s aggregate long-term incentive opportunity from 850 percent of base for 2019 to 950 percent of base for 2020. In assessing the appropriateness of this increase, the Committee also considered (i) Mr. Kelly’s contributions to the Company’s strong financial results for 2019, despite the extraordinary external challenges associated with the FAA’s grounding of the Boeing 737 MAX; and (ii) the value of Mr. Kelly’s continued steadfast leadership as the Company was faced with continuing to confront these challenges in 2020.

Other Named Executive Officers. Also in accordance with the Committee’s philosophy that equity should constitute a strong component of total compensation, as shown in the table below, each of the other named executive officers continued to receive equity award opportunities that represented a significant percentage of their annualized base pay.

Aggregate Equity Award Opportunities as a Percentage of Base Pay
	January 2019 Grants	January 2020 Grants
Thomas M. Nealon Michael G. Van de Ven	450%	544%
Tammy Romo Robert E. Jordan	400%	482%

With respect to the other named executive officers, the Committee (i) considered retention, particularly in light of the unique and ongoing challenges the Company was expected to confront in 2020 related to the continued grounding of the Boeing 737 MAX; and (ii) referenced market data as a guide for determining an appropriate relative value for these individuals’ long-term incentive awards. With respect to Mr. Nealon and Mr. Van de Ven, the Committee took into account market data and their individual performance in deciding to increase their total direct compensation opportunities relative to market, as well as relative to Mr. Kelly’s total direct compensation. Similarly, taking into account market data and supported by their performance, the Committee increased Mr. Jordan’s and Ms. Romo’s long-term incentive opportunities to (i) acknowledge the broadening of Mr. Jordan’s roles, (ii) improve Ms. Romo’s positioning relative to market, and (iii) maintain internal equity between Ms. Romo and Mr. Jordan.

Retirement and Related Benefits

401(k) and Profit Sharing. The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s Company 401(k) and profit sharing plans are intended to be competitive in the market and include five-year graded vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s Company 401(k) plan provides for a dollar-for-dollar match on contributions made to the 401(k) plan by non-Pilot Employees, subject to limits specified by the Board and the Internal Revenue Code and applicable U.S. Treasury Regulations. Southwest also sponsors a Pilots’ 401(k) plan that gives each eligible Pilot a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation, whether or not the Pilot makes his or her own contributions to the plan.

Southwest’s profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. As a result, no contributions were made to the profit sharing plan for the 2020 plan year due to the Company’s 2020 annual net loss. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect, in part, fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table, as well as the number of total Employees eligible to participate in the plan.

Nonqualified Deferred Compensation. Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with Company contribution amounts that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. Individuals eligible to participate in the excess benefit plan, including the named executive officers, but who do not elect to participate, receive payment in the form of cash equal to the contribution the individual would have otherwise been entitled to receive under the profit sharing and 401(k) plans, but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the individual would have otherwise received a contribution to the excess benefit plan. There were no excess contributions or payments for the 2020 plan year. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2020.”

The Company has also adopted the Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”). Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005

Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. Under the SMC Deferred Compensation Plan, non-Employee members of the Board also may, before the beginning of each plan year, irrevocably elect to contribute all or a portion of their annual cash retainer fees otherwise payable to them for such plan year. The SMC Deferred Compensation Plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2020.” Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement, which was originally established in 2004, pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified 401(k) and profit sharing plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. There were no excess amounts credited to Mr. Kelly’s account for the 2020 plan year. Mr. Kelly’s deferred compensation bears interest at a rate of ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s former Chairman and Chief Executive Officer, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2020.”

Payroll Support Program Limits on Employee Compensation

In April 2020, the Company entered into definitive documentation with the U.S. Treasury with respect to funding support pursuant to the Payroll Support Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). On January 15, 2021, as a result of continued financial hardships to the Company caused by the COVID-19 pandemic, the Company entered into definitive documentation with the U.S. Treasury for further payroll support under the Consolidated Appropriations Act, 2021 (the “Payroll Support Program Extension”). As a condition of the Company’s receipt of funding support under the CARES Act and the Payroll Support Program Extension, as of March 31, 2021, the Company and its Employees (other than contract Employees) are subject to the following total compensation limits for any consecutive 12 month period during the period beginning on March 24, 2020, and ending on October 1, 2022 (the “limitation period”):

Limit	Employee with 2019 Total Compensation greater than $425,000(1)	Employee with 2019 Total Compensation greater than $3,000,000(1)
Total compensation during any consecutive 12 months during the limitation period	May not exceed total compensation received by Employee in calendar year 2019	May not exceed the sum of: $3,000,000 and 50 percent of the excess over $3,000,000 of the total compensation received by Employee in calendar year 2019

(1)	Total compensation is generally calculated in accordance with the SEC’s rules governing the total compensation included in the Summary Compensation Table.

The Company’s named executive officers received more than $3,000,000 in total compensation in 2019 and therefore are subject to the limits in the third column above. In addition to the foregoing limits, for all Employees (other than contract Employees) with 2019 total compensation in excess of $425,000, severance or other benefits on termination of employment during the limitation period may not exceed two times the total compensation received by such Employee in 2019.

With respect to the 2020 compensation set forth in the Summary Compensation Table for each of the named executive officers, all of the “Stock Awards” were granted in January 2020, prior to the limitation period. Because each of the named executive officer’s equity grants in fiscal 2020 occurred prior to the limitation period, the compensation limitations did not significantly impact the named executive officers’ 2020 compensation or the Committee’s decision-making for 2020 compensation.

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the named executive officers, are parties to the Company’s Executive Service Recognition Plan

Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. The Company does not expect that the limitations on compensation set forth in the CARES Act and the Payroll Support Program Extension will affect the terms of the Company’s Executive Service Recognition Plan Executive Employment Agreements for the named executive officers. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.” The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and officers of the Company and their spouses and qualified dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2020, officers of the Company were entitled, at their election, to an annual deposit of 245,000 Rapid Rewards points to their Rapid Rewards account. During 2020, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan. Also, from time to time, the Company prefers officers use a car service in the interest of safety and efficiency. The Committee believes these benefits are commensurate with the benefits offered by others in the market in which the Company competes for executive talent.

The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off, which are not taken into account when establishing the named executive officers’ salary and bonus elements and amounts.

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy. The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines. The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the

Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

J. Veronica Biggins

Grace D. Lieblein

Nancy B. Loeffler

John T. Montford

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Gary C. Kelly	2020	562,500	300,000	7,125,017	1,104,000	107,221	36,365	9,235,103
Chairman of the Board & Chief Executive Officer	2019	750,000	300,000	6,374,951	967,200	89,191	289,782	8,771,124
	2018	750,000	300,000	5,250,019	1,118,400	72,712	235,324	7,726,455

Tammy Romo	2020	445,192	140,670	2,509,532	517,666	—	26,000	3,639,060
Executive Vice President & Chief Financial Officer	2019	503,125	121,200	2,019,969	390,749	—	154,330	3,189,373
	2018	488,125	117,600	1,960,010	438,413	—	135,028	3,139,176

Thomas M. Nealon	2020	486,267	170,700	3,092,540	628,176	—	26,000	4,403,683
President	2019	549,875	149,040	2,484,028	480,505	—	175,540	3,838,988
	2018	533,125	144,450	2,407,497	538,510	—	151,711	3,775,293

Michael G. Van de Ven	2020	486,267	170,700	3,092,540	628,176	—	26,000	4,403,683
Chief Operating Officer	2019	549,875	149,040	2,484,028	480,505	—	175,540	3,838,988
	2018	533,125	144,450	2,407,497	538,510	—	151,618	3,775,200

Robert E. Jordan	2020	440,167	139,050	2,482,452	511,704	—	26,000	3,599,373
Executive Vice President Corporate Services	2019	498,125	120,000	1,999,962	386,880	—	152,088	3,157,055
	2018	483,125	116,400	1,940,006	433,940	—	133,264	3,106,735

(1)

The table below shows base salaries effective February 1, 2019 and 2020 on an annualized basis. Differences between the annualized numbers and the salaries reported in the table above reflect the fact that salary adjustments were not in effect for the full year periods. In early March 2020, in light of increased awareness regarding the spread of the COVID-19 pandemic and the alarming drop in bookings already experienced by the Company, Mr. Kelly volunteered to have his base pay reduced by ten percent, effective March 1, 2020. By late March, the Company had experienced an even more precipitous drop in demand and bookings, along with unprecedented levels of trip cancellations, triggering Mr. Kelly to volunteer a further ten percent reduction in his base pay, effective April 1, 2020. The other named executive officers followed Mr. Kelly’s lead and offered to share in the financial hardships created by COVID-19, and as a result, effective as of April 1, 2020, the Committee had approved 20 percent reductions to all of the named executive officers’ base pay. The Committee further reduced Mr. Kelly’s base pay to zero effective November 1, 2020, an action also supported by Mr. Kelly.

Name	Base Salary (effective February 1, 2019)	Base Salary (effective February 1, 2020)
Gary C. Kelly	$750,000	$750,000
Tammy Romo	$505,000	$521,000
Thomas M. Nealon	$552,000	$569,000
Michael G. Van de Ven	$552,000	$569,000
Robert E. Jordan	$500,000	$515,000

(2)

In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation earned with respect to such year, whether or not actually paid in such year.

(3)

Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2020 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The ultimate value of each of the named executive officer’s performance-based RSUs and the number of shares to be issued, if any, as of the vesting date will be based on the Company’s average after-tax ROIC over a three-year period. The maximum potential value of each of the named executive officer’s performance-based RSUs is set forth in the table below; however, the value of these performance-based RSUs is completely at risk, and they will have no value unless the Company’s performance substantially improves prior to year-end 2022.

Name	Value ($)
Gary C. Kelly	7,125,017
Tammy Romo	2,509,532
Thomas M. Nealon	3,092,540
Michael G. Van de Ven	3,092,540
Robert E. Jordan	2,482,452

(4)

Amounts consist of short-term incentive compensation earned based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis – Short-Term Incentive Compensation.”

(5)

Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation arrangement between the Company and Mr. Kelly (“Individual DC Letter Agreement”). Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits” and below under “Nonqualified Deferred Compensation in Fiscal 2020.”

(6)

This column includes Company contributions of $26,000 to the Southwest Airlines Co. 401(k) Plan for each of the named executive officers. In addition, for Mr. Kelly, this column includes (i) free travel on Southwest Airlines, (ii) an annual deposit of 245,000 Rapid Rewards points to Mr. Kelly’s Rapid Rewards account, and (iii) Company paid physicals for Mr. Kelly and his spouse.

The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules of the SEC, the Company is providing the following information about the relationship of the median of the total annual compensation of all Employees of the Company and the total annual compensation of the Company’s Chief Executive Officer (“CEO”).

For 2020, the Company’s last completed fiscal year:

•	the total annual compensation of the Company’s median Employee was $66,269;

•	the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $9,235,103; and

•

based on this information, for 2020, the ratio of the total annual compensation of the Company’s CEO to the median Employee’s total annual compensation was reasonably estimated to be 139.4 to 1 (the “2020 Pay Ratio”).

The Company calculated 2020 compensation for the median Employee using the same methodology used to calculate the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table.

To identify the median of the total annual compensation of all Employees of the Company, as well as to determine the annual total compensation of the Company’s median Employee and its CEO, the Company took the following steps:

•

The Company determined that, as of October 10, 2020, its Employee population, for purposes of determining the median Employee under the SEC’s rules, consisted of approximately 60,192 individuals, whether employed on a full-time, part-time, or temporary basis.

•

The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2020.

•

The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2020.

Grants of Plan-Based Awards in Fiscal 2020

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2020.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gary C. Kelly	—	N/A	1,200,000	1,800,000	—	—	—	—	—
	1/29/2020	—	—	—	N/A	62,621	125,242	—	3,562,509
	1/29/2020	—	—	—	—	—	—	62,621	3,562,509

Tammy Romo	—	N/A	562,680	844,020	—	—	—	—	—
	1/29/2020	—	—	—	N/A	22,056	44,112	—	1,254,766
	1/29/2020	—	—	—	—	—	—	22,056	1,254,766

Thomas M. Nealon	—	N/A	682,800	1,024,200	—	—	—	—	—
	1/29/2020	—	—	—	N/A	27,180	54,360	—	1,546,270
	1/29/2020	—	—	—	—	—	—	27,180	1,546,270

Michael G. Van de Ven	—	N/A	682,800	1,024,200	—	—	—	—	—
	1/29/2020	—	—	—	N/A	27,180	54,360	—	1,546,270
	1/29/2020	—	—	—	—	—	—	27,180	1,546,270

Robert E. Jordan	—	N/A	556,200	834,300	—	—	—	—	—
	1/29/2020	—	—	—	N/A	21,818	43,636	—	1,241,226
	1/29/2020	—	—	—	—	—	—	21,818	1,241,226

(1)

These columns show the potential value of the annual cash incentive payout under the Company’s Senior Executive Short Term Incentive Plan for each named executive officer based on achievement at threshold, target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the actual payout for 2020, beginning at zero percent of the target payout, was interpolated between performance targets. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)

The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2020 to December 31, 2022 (the “Performance Period”). The performance-based RSUs are scheduled to vest, if at all, on February 21, 2023 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC (after-tax) targets. The percentage of performance-based RSUs vesting will be interpolated between ROIC performance targets only after a minimum ROIC performance level has been achieved as follows:

ROIC (after-tax) in Performance Period	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
7.0% or less	Grant Amount x 0%
10.0%	Grant Amount x 100%
12.0%	Grant Amount x 150%
13.0%	Grant Amount x 175%
14.0% or greater	Grant Amount x 200%

“ROIC (after-tax)” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the SEC, and (c) aircraft leases (net), tax affected. “Average Invested Capital” means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. ROIC (after-tax) for the Performance Period will be the average of the ROIC (after-tax) over the three full fiscal years within the Performance Period. The Company does not pay dividends on unvested performance-based RSUs.

(3)

The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2021. The Company does not pay dividends on unvested RSUs.

(4)

The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2020 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2020. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2020 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Gary C. Kelly	179,296	(4)	8,356,987	118,065	(5)	5,503,010

Tammy Romo	63,527	(6)	2,960,993	39,624	(7)	1,846,875

Thomas M. Nealon	78,135	(8)	3,641,872	48,784	(9)	2,273,822

Michael G. Van de Ven	78,135	(8)	3,641,872	48,784	(9)	2,273,822

Robert E. Jordan	62,870	(10)	2,930,371	39,212	(11)	1,827,671

(1)

The awards consist of RSUs that are settleable in shares of common stock, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2018 to December 31, 2020.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $46.61, which was the closing price per share of the Company’s common stock on December 31, 2020 on the NYSE.
(3)

The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on January 30, 2019, with respect to the performance period from January 1, 2019 to December 31, 2021, and that are scheduled to vest on February 21, 2022; and (ii) performance-based RSUs that were granted on January 29, 2020, with respect to the performance period from January 1, 2020 to December 31, 2022, and that are scheduled to vest on February 21, 2023. In accordance with SEC rules, the number represents the target number of performance-based RSUs that may vest on the February 21, 2022 and February 21, 2023 vesting dates. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that are scheduled to vest and the number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2022 and February 21, 2023 vesting dates will be determined based on the achievement of ROIC targets during the applicable performance periods.

(4)	Of these RSUs, (i) 119,068 vested on February 21, 2021; (ii) 39,355 are scheduled to vest on February 21, 2022; and (iii) 20,873 are scheduled to vest on February 21, 2023.
(5)	Of these performance-based RSUs, the target number that may vest on February 21, 2022 is 55,444; and the target number that may vest on February 21, 2023 is 62,621.
(6)	Of these RSUs, (i) 42,967 vested on February 21, 2021; (ii) 13,208 are scheduled to vest on February 21, 2022; and (iii) 7,352 are scheduled to vest on February 21, 2023.
(7)	Of these performance-based RSUs, the target number that may vest on February 21, 2022 is 17,568; and the target number that may vest on February 21, 2023 is 22,056.
(8)	Of these RSUs, (i) 52,814 vested on February 21, 2021; (ii) 16,261 are scheduled to vest on February 21, 2022; and (iii) 9,060 are scheduled to vest on February 21, 2023.
(9)	Of these performance-based RSUs, the target number that may vest on February 21, 2022 is 21,604; and the target number that may vest on February 21, 2023 is 27,180.
(10)	Of these RSUs, (i) 42,527 vested on February 21, 2021; (ii) 13,071 are scheduled to vest on February 21, 2022; and (iii) 7,272 are scheduled to vest on February 21, 2023.
(11)	Of these performance-based RSUs, the target number that may vest on February 21, 2022 is 17,394; and the target number that may vest on February 21, 2023 is 21,818.

Option Exercises and Stock Vested During Fiscal 2020

The following table provides information with respect to stock awards vested for the named executive officers during 2020. None of the named executive officers had stock options outstanding during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Gary C. Kelly	130,964	7,403,395

Tammy Romo	50,530	2,856,461

Thomas M. Nealon	59,092	3,340,471

Michael G. Van de Ven	49,449	2,795,351

Robert E. Jordan	41,725	2,358,714

(1)

Calculated by multiplying the number of shares acquired upon the February 21, 2020 vesting of RSUs and/or performance-based RSUs by $56.53, the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation in Fiscal 2020

As discussed above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plan for non-Pilot Employees provides for a Company match on non-Pilot Employee contributions. The Company also sponsors a Pilots’ 401(k) plan that gave each eligible Pilot a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation for 2020, whether or not the Pilot made his or her own contributions to the plan. As discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. The Company also offers a non-qualified excess benefit plan. This plan enables eligible Employees to defer Company contributions (“excess amounts”) that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. The plan only allows contributions above the Code Section 415(c) limits – it prohibits other Employee contributions to the excess benefit plan. Under the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Before the beginning of each plan year, participants may select a rate of return to apply to the amounts to be deferred to the excess benefit plan for the upcoming plan year. In 2020, the excess benefit plan allowed participants to select a rate of return equal to returns in one or more of the following investment options:

Fund Name	Ticker	2020 Rate of Return
Vanguard Institutional Target Retirement Income Fund Institutional Shares	VITRX	10.18%
Vanguard Institutional Target Retirement 2015 Fund Institutional Shares	VITVX	10.42%
Vanguard Institutional Target Retirement 2020 Fund Institutional Shares	VITWX	12.09%
Vanguard Institutional Target Retirement 2025 Fund Institutional Shares	VRIVX	13.34%
Vanguard Institutional Target Retirement 2030 Fund Institutional Shares	VTTWX	14.10%
Vanguard Institutional Target Retirement 2035 Fund Institutional Shares	VITFX	14.80%
Vanguard Institutional Target Retirement 2040 Fund Institutional Shares	VIRSX	15.44%
Vanguard Institutional Target Retirement 2045 Fund Institutional Shares	VITLX	16.17%
Vanguard Institutional Target Retirement 2050 Fund Institutional Shares	VTRLX	16.33%
Vanguard Institutional Target Retirement 2055 Fund Institutional Shares	VIVLX	16.36%
Vanguard Institutional Target Retirement 2060 Fund Institutional Shares	VILVX	16.40%
Vanguard Institutional Target Retirement 2065 Fund Institutional Shares	VSXFX	16.18%
Vanguard Institutional Index Fund Institutional Plus Shares	VIIIX	18.41%
Payden Absolute Return Bond Fund SI Class	PYAIX	3.03%

Amounts deferred to the excess benefit plan before 2018 received a rate of return equal to one or more of the following, in accordance with the participants’ elections:

Fund Name	Ticker	2020 Rate of Return
Vanguard 500 Index Fund Admiral Shares	VFIAX	18.37%
Citibank 90 Day Treasury Bill Index plus two percentage points	N/A	.58%

Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but participants may change investment elections during annual enrollment for new excess amounts deferred. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate nonqualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits for Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. For amounts deferred before 2018, the SMC Deferred Compensation Plan provides a rate of return equal to the Citibank 90 Day Treasury Bill Index plus two percentage points. During fiscal 2020, the Citibank 90 Day Treasury Bill Index plus two percentage points earned a rate of return equal to .58 percent. In 2020, the SMC Deferred Compensation Plan provided a rate of return equal to one or more of the investment options shown in the table above for the excess benefit plan. Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation letter agreement, pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the Company’s tax-qualified

401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, beginning the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later.

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2020.

		Nonqualified Deferred Compensation for Fiscal 2020
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2020 ($)

Gary C. Kelly	Letter Agreement	—	—	214,013	(1)	—	2,558,986	(2)
	Excess Benefit Plan	—	—	1,947	(3)	—	72,134	(4)
	SMC Deferred Compensation Plan	—	—	459,376	(3)	—	7,175,815	(5)

Tammy Romo	—	—	—	—		—	—

Thomas M. Nealon	—	—	—	—		—	—

Michael G. Van de Ven	—	—	—	—		—	—

Robert E. Jordan	Excess Benefit Plan	—	—	55,992	(3)	—	330,053	(6)

(1)	This includes the $107,221 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2020.
(2)	Of this amount, $1,889,377 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.
(3)

None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(4)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.
(5)	Of this amount, $6,110,634 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.
(6)	Of this amount, $113,111 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Each of the named executive officers are, and were during 2020, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)

a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)

the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s change-in-control agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability only, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Incremental amounts receivable by the named executive officers pursuant to the executive change-in-control agreements or the 2007 Equity Plan are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change-in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)

Gary C. Kelly	—	—	2,685,600	5,312,328

Tammy Romo	—	—	1,484,762	1,824,362

Thomas M. Nealon	—	—	1,767,705	2,245,716

Michael G. Van de Ven	—	—	1,767,705	2,245,716

Robert E. Jordan	—	—	1,469,219	1,805,299

(1)

Represents amounts payable pursuant to the executive change-in-control agreements and assumes the triggering event took place on December 31, 2020. As noted in the Summary Compensation Table, as of December 31, 2020 (i) Mr. Kelly’s annual base salary was $0, and (ii) the annual base salary of the other named executive officers had been reduced by 20%. Effective January 1, 2021, Mr. Kelly’s annual base salary was restored to $600,000 and the annual base salaries for the other named executive officers were restored to the levels prior to the 20% reduction.

(2)

Represents amounts payable with respect to the acceleration of time-vesting RSUs under the 2007 Equity Plan in the event of death or disability only. Also assumes the triggering event took place on December 31, 2020, and reflects the aggregate market value of unvested RSUs that would become vested under the circumstances. Performance-based RSUs will remain outstanding and will vest if, and only if, the requisite performance criteria are eventually achieved. The aggregate market value is computed by multiplying the number of RSUs by $46.61, which was the closing price per share of the Company’s common stock on December 31, 2020 on the NYSE. The 2007 Equity Plan does not provide for acceleration of RSUs in the event of a change-in-control. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested RSUs would be forfeited.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his individual deferred compensation letter agreement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2020.”

COMPENSATION OF DIRECTORS

Fiscal 2020 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
David W. Biegler	114,713	(3)	160,018	274,731
J. Veronica Biggins	84,972		160,018	244,990
Douglas H. Brooks	86,247		160,018	246,265
William H. Cunningham	130,433		160,018	290,451
John G. Denison	114,713		160,018	274,731
Thomas W. Gilligan	91,345		160,018	251,363
Grace D. Lieblein	86,247		160,018	246,265
Nancy B. Loeffler	84,972		160,018	244,990
John T. Montford	117,687		160,018	277,705
Ron Ricks	107,490		160,018	267,508

(1)

Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each received 5,406 shares of common stock on May 21, 2020. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $29.60, the closing price of the Company’s common stock on the date of the grant.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2020, for each of the non-Employee Directors listed in the table above was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Dr. Gilligan — 0; Ms. Lieblein — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; and Mr. Ricks — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)	All of this amount (representing Mr. Biegler’s cash retainer fees earned with respect to 2020) was deferred pursuant to the Company’s SMC Deferred Compensation Plan.

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis. Board of Director and committee fees earned by the non-Employee Directors with respect to 2020 are set forth in the table below:

Board of Directors:	As of January 1, 2020	As of April 1, 2020*
Retainer Fee	$85,000	$68,000
Vice Chairman Retainer Fee	$25,000	$20,000
Lead Director Retainer Fee	$25,000	$20,000
Audit Committee:
Chair Retainer Fee	$25,000	$20,000
Member Retainer Fee	$13,500	$10,800
Compensation Committee:
Chair Retainer Fee	$20,000	$16,000
Member Retainer Fee	$7,500	$6,000
Nominating and Corporate Governance Committee:
Chair Retainer Fee	$15,000	$12,000
Member Retainer Fee	$7,500	$6,000
Safety and Compliance Oversight Committee:
Chair Retainer Fee	$20,000	$16,000
Member Retainer Fee	$9,000	$7,200
Executive Committee:
Chair Retainer Fee	$15,000	$12,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,500	$6,000
Meetings in excess of regularly scheduled Board and Committee Meetings
In-person or Telephonic Attendance Fee Per Meeting	$1,500	$1,500

* Effective January 1, 2021, cash retainer fees were restored to the January 1, 2020 amounts.

During 2020, the Company provided free travel on Southwest Airlines on a reserved basis for Board members and their spouses. In addition, for 2020, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten years, the Director and his or her spouse are eligible for lifetime free travel on Southwest Airlines on a reserved basis; or (b) if the Director has served on the Board for less than ten years, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for a period of time equal to the number of years served.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as of the date of retirement is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2020. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE
John T. Montford, Chair
David W. Biegler
William H. Cunningham
John G. Denison
Thomas W. Gilligan

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2020 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officer compensation structure for 2020 reflects the Compensation Committee’s continuing efforts to provide compensation (i) that is appropriately linked to performance and (ii) that is adequate for retention purposes. To link pay to performance, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established performance metrics. For 2020, the metrics were established by the Committee in late March – after the World Health Organization’s declaration of COVID-19 as a global pandemic – at which time the Committee deemed it advisable to primarily align short-term incentive metrics with the Company’s prioritization of pandemic crisis response. In the Compensation Committee’s view, the resulting short-term incentive payouts for 2020 were fairly and appropriately aligned with Shareholder interests, as discussed in more detail above in “Compensation Discussion and Analysis – Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements.” The named executive officers’ long-term incentive awards, which were granted in January 2020, reflected the Compensation Committee’s belief that equity should constitute a strong component of overall compensation in order to (i) align a significant percentage of the named executive officers’ compensation opportunities with the interests of the Company’s Shareholders; (ii) serve as a performance-based method to provide appropriate total compensation opportunities relative to market, while also serving as a retention mechanism; and (iii) provide a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Determination of 2020 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2020, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2020, none of the named executive officers was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation

Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2017 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. The next required Frequency Vote is scheduled for the Company’s 2023 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2021. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2020 and 2019:

		Audit- Related Fees		All Other Fees(3)
Year	Audit Fees(1)		Tax Fees(2)		Total Fees
2020	$2,460,500	$—	$225,675	$ 7,713	$2,693,888
2019	$2,214,000	$—	$221,656	$ 7,724	$2,443,380

(1)

Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, and the attestation of management’s Report on Internal Controls. Fees for 2019 also include an audit of the Company’s wholly-owned captive insurance company (the “Captive”) for the year ended December 31, 2019.

(2)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2019 federal income tax return, assistance with the evaluation of re-domestication of the Captive, a feasibility study for an employee benefit cost containment program, and preparation of a tax opinion to document the federal tax qualification of the Captive.

(3)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2020 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

PROPOSAL 4

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 4 – Adopt a Mainstream Shareholder Right – Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T.

A shareholder right to act by written consent affords Southwest Airlines management strong protection for any lingering status quo management mentality during the current rapidly changing business environment. Due to the low shareholder participation in Southwest Airlines annual meeting elections any action taken by written consent would still need 75% supermajority approval from the shares that normally cast ballots at the Southwest annual meeting to equal a majority from the Southwest shares outstanding. At a special shareholder meeting only a 51% vote is needed.

A cornerstone of the 2020 management resistance to shareholder written consent was that special shareholder meetings shareholders have “meaningful opportunities to raise important matters.” This has been completely blown out of the water in 2020 with the near extinction of in-person shareholder meetings.

With the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of stilted formalities, “meaningful opportunities” for shareholders can be severely restricted because all challenging questions and comments can be screened out by management.

For example the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button that was used to quash constructive shareholder criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting. Shareholders are so restricted in online meetings that management will never want to return to the more transparent in-person shareholder meeting format.

Please see:

Goodyear’s virtual meeting creates issues with shareholder

https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Plus Mr. Cunningham, who chaired of the Southwest Governance Committee and who is responsible for management resistance to this proposal to enhance shareholder rights, seems to lack basic awareness that written consent can be structured so that all shareholders receive notice.

Please vote yes:

Adopt a Mainstream Shareholder Right – Written Consent – Proposal 4

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes this proposal is unwarranted and unnecessary to advance the interests of the Company and its Shareholders in light of existing Shareholder rights, in particular the right of holders of just ten percent of the Company’s outstanding shares of common stock to require the calling of a special meeting of Shareholders.

•

Unlike the written consent process, the process for holding a formal Shareholder meeting requires that all Shareholders be notified of the meeting and given an informed opportunity to vote on any actions proposed by other Shareholders.

•	The Board believes that adoption of this proposal could facilitate a hostile takeover of the Company that is not in the best interests of Shareholders or permit other similar disruptive actions.

The Board believes this proposal is unwarranted and unnecessary to advance the interests of the Company and its Shareholders in light of existing Shareholder rights, in particular the right of holders of just ten percent of the Company’s outstanding shares of common stock to require the calling of a special meeting of Shareholders.

The Board believes this proposal is unwarranted because the proponent has not identified any Company-specific issues that would justify enabling action by less than unanimous written consent, thus empowering a subset of Shareholders to take action to the exclusion of other Shareholders. Furthermore, the proponent fails to recognize the significance of Shareholders’ existing rights under the Company’s bylaws and Texas law.

Shareholders have significant rights and powers under the Company’s bylaws and Texas law. For example, all Shareholders have the right to receive notice of, and participate in, a duly called annual or special meeting of Shareholders. In addition to Shareholders’ rights through the annual meeting process, under the Company’s bylaws, any Shareholder or group of Shareholders holding just ten percent of the Company’s outstanding shares of common stock may require the calling of a special meeting of Shareholders. As discussed further below, unlike the written consent process, this Shareholder right to call a special meeting is intended to provide Shareholders with meaningful opportunities to raise important matters and propose actions for consideration by all other Shareholders outside of the annual meeting process.

While the proponent attempts to support the proposal by citing the use of virtual annual shareholder meetings in 2020, the Board believes the Company’s 2020 Annual Meeting of Shareholders conducted virtually due to the COVID-19 pandemic allowed for equal, if not greater, Shareholder participation relative to traditional in-person meetings. There were present at the Company’s 2020 Annual Meeting of Shareholders, virtually or by proxy, Shareholders holding 462,662,722 shares of the Company’s common stock, which was approximately 91% of the shares of common stock entitled to vote at the meeting. The meeting attracted approximately 500 attendees, far greater than the number of attendees at recent in-person annual meetings, and consistent with the Company’s practice in recent years, Shareholders were provided an opportunity to present questions at the end of the meeting.

The Board further believes this proposal is unwarranted based on the votes of the Company’s Shareholders on similar proposals at prior meetings. At the Company’s 2010 Annual Meeting of Shareholders, votes in favor of the proponent’s written consent proposal constituted only approximately 36 percent of the shares voted either for or against the proposal. The proponent’s written consent proposal at the 2018 Annual Meeting of Shareholders received less support, with votes in favor of the proposal constituting only approximately 16 percent of the shares voted either for or against the proposal. The proponent’s written consent proposal failed a third time at the 2020 Annual Meeting of Shareholders with votes in favor of the proposal constituting only approximately 9 percent of the shares voted either for or against the proposal.

Unlike the written consent process, the process for holding a formal Shareholder meeting requires that all Shareholders be notified of the meeting and given an informed opportunity to vote on any actions proposed by other Shareholders.

In accordance with Texas law, the rules of the Securities and Exchange Commission, and the Company’s bylaws, Shareholder meetings take place in a transparent manner on a specified date that is publicly announced well in advance. In addition, information about proposed Shareholder action is distributed in the proxy statement before the meeting, which promotes a well-informed analysis and vote on the merits of the proposed actions.

In contrast, as noted above, enabling action by less than the unanimous written consent could effectively disenfranchise Shareholders who do not have (or are not given) the opportunity to participate in the written consent process. Adoption of this proposal would make it possible for the holders of a subset of outstanding shares of the Company’s common stock to take significant corporate action without any prior notice to the Company or the other Shareholders, and without giving all Shareholders an opportunity to consider and vote on Shareholder actions that may have important ramifications for both the Company and all Shareholders. The Board believes the written consent procedure is more appropriate for a closely-held corporation with a small number of shareholders, and not for a widely-held public company such as the Company.

The Board believes that adoption of this proposal could facilitate a hostile takeover of the Company that is not in the best interests of Shareholders or permit other similar disruptive actions.

Permitting Shareholders to act by written consent could facilitate a hostile takeover of the Company that is not in the best interests of Shareholders, attract activist investors who are not aligned with the interests of all Shareholders, or permit other disruptive actions. Action by written consent may be used to accomplish, among other acts, the amendment of bylaws, removal of directors without cause, and filling of Board vacancies, all without waiting for an annual or special meeting. As a result, the right to act by written consent may be used to replace up to the entire Board. The ability to gain control of the Board can potentially prevent the Board from using appropriate defensive mechanisms to explore ways of realizing value for Shareholders in the face of a takeover proposal that the Board does not believe to be in the best interests of Shareholders. The vulnerabilities that arise from the existence of the right to act by written consent, even if not actually exploited, arguably give hostile bidders and activists leverage when they negotiate with an incumbent Board. Moreover, in cases where sufficient votes are concentrated in a small number of holders, approval of these actions could occur by written consent with little or no advance notice to the Company or the market and before the Board has a meaningful opportunity to communicate its views about the proposed Shareholder action.

Requiring any Shareholder action to be taken only at a duly called Shareholder meeting or by unanimous written consent reduces the Company’s vulnerability to such tactics and increases the likelihood that important corporate actions will be considered in a deliberate, proper, and fully informed manner. The Board believes this deliberative process is more likely to result in a fully-priced offer for the Company in which all Shareholders receive equal treatment.

In the exercise of its fiduciary duties under Texas law, the Board will continue to evaluate governance standards and practices and will consider whether additional changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would not be in the Company’s or its Shareholders’ best interests at this time.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal. It should be noted, however, that approval of this proposal would not by itself give Shareholders the right to action by less than unanimous written consent. Under Texas law, the Board has to recommend further action by the Shareholders to amend the Company’s charter to give Shareholders the right to take action by less than unanimous written consent.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL

SHAREHOLDER RIGHT TO REMOVE DIRECTORS WITHOUT CAUSE

PROPOSAL 5

The Company has been notified by Mr. Kenneth Steiner that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 5 – Shareholder Right to Remove Directors without Cause

Shareholders ask our Board of Directors to take the steps necessary to permit removal of directors by a majority vote of shareholders with or without cause. Our preset rule gives job security to non-performing directors because directors can be removed only for a cause like a felony conviction.

It is inappropriate that, when the employees in the airline business do not necessarily have job security, that the directors would have job security regardless of their on the job performance.

In December 2015, the Delaware Court of Chancery issued a decision, In Re VAALCO Energy, Inc., in which the Court said that a company may not provide in its certificate of incorporation or bylaws that its directors may be removed only for cause under most circumstances.

Delaware Law on corporate matters has significant impact on the laws of other states.

Please vote yes:

Shareholder Right to Remove Directors without Cause – Proposal 5

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes a Shareholder’s existing ability to remove Board members, with or without cause on an annual basis, affords Shareholders appropriate rights and mechanisms to hold Board members accountable.

•	The Board believes the stability and continuity enabled by a requirement that, between annual meetings, Board members may only be removed “for cause” is in the best interests of Shareholders.

•	The Board believes that adoption of this proposal could lead to distractions and disruptions associated with Board member removal campaigns that are not in the best interests of Shareholders.

•

The Board believes the Company’s existing governance practices provide appropriate means for Shareholders and independent directors to monitor and oversee the Board’s overall effectiveness, as well as the performance of individual Board members.

The Board believes a Shareholder’s existing ability to remove Board members, with or without cause on an annual basis, affords Shareholders appropriate rights and mechanisms to hold Board members accountable.

Pursuant to both Texas law and the Company’s bylaws, at each Annual Meeting of Shareholders, each Shareholder has the opportunity to vote against the election of any Board member nominee, with or without cause. In addition, in accordance with applicable laws, in order to enable Shareholders to appropriately evaluate individual Board members, as well as the overall composition of the Board, the Company distributes information in the proxy statement for each Annual Meeting about the background, experience, independence, and other qualifications of each Board member nominee. The proxy statement also informs Shareholders of the role of the Board and its committees in overseeing the performance of the Company’s management. This information enables Shareholders to annually submit an educated vote on the merits of individual Board members. As discussed further below, Shareholders’ rights are further protected by way of their ability between annual meetings, to vote to remove any or all Board members “for cause.”

The Board believes the stability and continuity enabled by a requirement that, between annual meetings, Board members may only be removed “for cause” is in the best interests of Shareholders.

Shareholder ability to remove members of the Board only “for cause” between annual meetings provides and promotes stability and continuity of the Board, which in turn allows the Company and its Shareholders to realize the benefits associated with a group of Board members whose collective experience with the Company and in-depth knowledge of the Company’s business and strategies contribute to the Board’s ability to effectively exercise its fiduciary duties. The Board believes experienced Board members are well positioned to focus on the long-term interests of the Company, particularly (as discussed further below) if their time and attention are not diverted by the threat of unfounded appeals for their removal. The proponent’s proposal implies Directors may only be removed between annual meetings for egregious behaviors such as would result in a felony conviction. In fact, the definition of “for cause” in the Company’s bylaws also includes behavior such as gross negligence in the performance of a Board member’s duties.

The Board believes that adoption of this proposal could lead to distractions and disruptions associated with Board member removal campaigns that are not in the best interests of Shareholders.

The Board believes Shareholders’ ability to remove any or all Board members without merit has the potential to create Board and management instability and uncertainty and distract the Company and its Board members from advancing the interests of the Company’s Shareholders. For example, adoption of this proposal could subject the Company and the Board to unfounded removal campaigns, attract activist investors who are not aligned with the interests of all Shareholders, or even facilitate a hostile takeover of the Company. Any of these events could unnecessarily divert the Board’s, as well as management’s, attention. The Board believes a requirement that removal between annual meetings only be for cause reduces the Company’s vulnerability to such events.

The Board believes the Company’s existing governance practices provide appropriate means for Shareholders and independent directors to monitor and oversee the Board’s overall effectiveness, as well as the performance of individual Board members.

The Board’s Nominating and Corporate Governance Committee, which consists solely of independent directors, is responsible for recommending a slate of nominees for election as directors at the annual meeting of Shareholders and identifying and recommending candidates to fill vacancies between annual meetings, in each case taking into account the qualifications required by Company’s Corporate Governance Guidelines. The independent Nominating and Corporate Governance Committee also oversees evaluations of the Board as part of its ongoing assessment of the composition of the Board. Furthermore, to address feedback from Shareholders with respect to Board compensation and the frequency with which Shareholders have the ability to vote on the composition of the Board, (i) in 2005, the Board amended the Company’s bylaws to eliminate a classified Board structure; (ii) in 2009, the Board amended the Company’s bylaws to change the vote standard for the election of Directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast; (iii) in 2016, the Board amended the Company’s bylaws to create a process by which Shareholders may submit Board nominees for inclusion in the Company’s proxy statement (commonly referred to as “proxy access”); and (iv) in 2019, the Board amended the Company’s Corporate Governance Guidelines to evidence authority of the independent Lead Director that had not previously been formally set forth in writing.

In the exercise of its fiduciary duties under Texas law, the Board will continue to evaluate governance standards and practices and will consider whether changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would not be in the Company’s or its Shareholders’ best interests at this time.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal. It should be noted, however, that approval of this proposal would not by itself amend the Company’s bylaws.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in 2022 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2022 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8 and must forward such proposal to the Corporate Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Corporate Secretary receives it no later than December 10, 2021.

Shareholder Director Nominations for Inclusion in 2022 Proxy Statement. Under the Company’s bylaws, written notice of Shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 13 of the Company’s bylaws must be delivered to the Corporate Secretary of the Company no later than 120 and no earlier than 150 days prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of Shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year’s annual meeting of Shareholders and ends 60 days after such anniversary date, the written notice shall be given by the later of the close of business on the date that is 180 days prior to the date of such annual meeting or the tenth day following the date the annual meeting date is first publicly announced or disclosed. Accordingly, based on a 2022 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, any eligible Shareholder who wishes to have a nomination considered at the 2022 Annual Meeting and included in the Company’s Proxy Statement must deliver a written notice (containing the information specified in the Company’s bylaws regarding the Shareholder and the proposed nominee) to the Corporate Secretary of the Company between November 10, 2021 and December 10, 2021.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2022 Annual Meeting Not Included in 2022 Proxy Statement. The Company’s bylaws provide that, in order for a proposal that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2022 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be properly brought, notice by the Shareholder must be received (a) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the corporation; and (b) no earlier than the close of business on the 120th day prior to such annual meeting. Any Shareholder proposal or nomination must contain the information specified in the Company’s bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Based on a 2022 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, if the Company does not receive notice of a proposal between February 18, 2022 and March 20, 2022, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for the meeting. These rules will be available at www.virtualshareholdermeeting.com/LUV2021 on the day of the meeting. The Chairman may exercise broad discretion in determining the extent of discussion on each item of business. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting online or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. The Company’s regular Employees will not be additionally compensated.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly
Chairman of the Board

April 9, 2021

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 17, 2021.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 18, 2021 (May 17, 2021 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LUV2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 18, 2021 (May 17, 2021 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D40145-P54271	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.
A. Company Proposals
The Board of Directors recommends a vote “FOR”
all of the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐

The Board of Directors recommends a vote “FOR”

proposals 2 and 3:

2.      Advisory vote to approve the compensation of the Company’s named executive officers.

3.     Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021.

B. Shareholder Proposals

The Board of Directors recommends a vote “AGAINST” proposals 4 and 5:

4.     Advisory vote on shareholder proposal to permit shareholder action by written consent.

5.      Advisory vote on shareholder proposal to permit shareholder removal of directors without cause.

								For	Against	Abstain
	1c.	Douglas H. Brooks	☐	☐	☐			☐	☐	☐
	1d.	William H. Cunningham	☐	☐	☐			☐	☐	☐
	1e.	John G. Denison	☐	☐	☐
	1f.	Thomas W. Gilligan	☐	☐	☐
	1g.	Gary C. Kelly	☐	☐	☐			For	Against	Abstain
	1h.	Grace D. Lieblein	☐	☐	☐			☐	☐	☐
	1i.	Nancy B. Loeffler	☐	☐	☐			☐	☐	☐
	1j.	John T. Montford	☐	☐	☐
	1k.	Ron Ricks	☐	☐	☐
						For address changes and/or comments, please check this box and write them on the reverse side where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 19, 2021

10:00 a.m. Central Daylight Time

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to

www.virtualshareholdermeeting.com/LUV2021.

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D40146-P54271

SOUTHWEST AIRLINES CO.
2702 LOVE FIELD DRIVE
DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Tammy Romo, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held virtually at www.virtualshareholdermeeting.com/LUV2021 on May 19, 2021, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 3; “AGAINST” PROPOSALS 4 AND 5; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side